Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter Fiscal 2025 Results

Raises Fiscal 2025 Outlook

Lakewood, Colorado, August 7, 2025. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its third quarter of fiscal 2025 ended June 30, 2025.

Highlights for Third Quarter Fiscal 2025 Compared to Third Quarter Fiscal 2024

●	Net sales increased 6.3% to $328.7 million;
●	Daily average comparable store sales increased 7.4%, and 14.6% on a two-year basis;
●	Net income increased 26.0% to $11.6 million, with diluted earnings per share of $0.50; and
●	Adjusted EBITDA increased 10.1% to $24.4 million.

“Our third quarter performance exceeded our expectations and we again delivered outstanding results across all key metrics including daily average comparable sales growth of 7.4%. We believe that our value offering of high-quality, natural and organic products at Always AffordableSM prices resonates with consumers’ increasing prioritization of health and wellness, including food and nutrition,” said Kemper Isely, Co-President. “Strong sales combined with effective promotions and enhanced store productivity helped drive a 50 basis point improvement in our operating margin, along with a 25% increase in diluted earnings per share. Based on the strong third quarter results, we are increasing our fiscal 2025 outlook for daily average comparable store sales growth and diluted earnings per share.”

Mr. Isely added, “In June, our primary distributor, United Natural Foods, Inc. (UNFI), experienced a cybersecurity incident that temporarily impacted UNFI’s ability to fulfill orders and distribute products to our stores. In the weeks following the incident, we collaborated with UNFI to minimize disruptions and restore normalized levels of product distribution to our stores. We estimate that the disruption to our operations adversely impacted our third quarter fiscal 2025 daily average comparable store sales by 1.0 to 1.5 percentage points, and diluted earnings per share by $0.04 to $0.05. As of the date of this release, our operations have substantially normalized, and we do not expect the disruption to materially impact our operations or financial performance in the future.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Third Quarter Fiscal 2025 Compared to Third Quarter Fiscal 2024

Net sales during the third quarter of fiscal 2025 increased $19.6 million, or 6.3%, to $328.7 million, compared to the third quarter of fiscal 2024, due to a $19.0 million increase in comparable store sales and a $3.4 million increase in new store sales, partially offset by a $2.8 million decrease in net sales related to closed stores. The Company estimates that net sales for the third quarter of fiscal 2025 were adversely impacted by the UNFI cybersecurity incident by approximately $3.5 million to $4.0 million. Daily average comparable store sales increased 7.4% in the third quarter of fiscal 2025, comprised of a 4.8% increase in daily average transaction count and a 2.4% increase in daily average transaction size.

Gross profit during the third quarter of fiscal 2025 increased $7.9 million, or 8.8%, to $98.3 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased by 70 basis points to 29.9% during the third quarter of fiscal 2025, compared to 29.2% in the third quarter of fiscal 2024. The increase in gross margin was driven by higher product margin primarily attributed to effective promotions.

Store expenses during the third quarter of fiscal 2025 increased 6.1% to $71.7 million, driven by higher compensation expenses. Store expenses as a percentage of net sales were 21.8% during the third quarter of fiscal 2025, down from 21.9% in the third quarter of fiscal 2024. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the third quarter of fiscal 2025 increased 14.7% to $10.9 million, driven by higher technology expenses and compensation expenses. Administrative expenses as a percentage of net sales were 3.3% in the third quarter of fiscal 2025, up from 3.1% in the third quarter of fiscal 2024.

Operating income for the third quarter of fiscal 2025 increased 21.3% to $15.6 million. Operating margin during the third quarter of fiscal 2025 was 4.7%, up from 4.2% in the third quarter of fiscal 2024.

Net income for the third quarter of fiscal 2025 was $11.6 million, or $0.50 diluted earnings per share, compared to net income of $9.2 million, or $0.40 diluted earnings per share, for the third quarter of fiscal 2024.

Adjusted EBITDA for the third quarter of fiscal 2025 was $24.4 million, compared to $22.2 million in the third quarter of fiscal 2024.

Operating Results — First Nine Months Fiscal 2025 Compared to First Nine Months Fiscal 2024

Net sales during the first nine months of fiscal 2025 increased $75.8 million, or 8.2%, to $994.7 million, compared to the first nine months of fiscal 2024, due to a $72.8 million increase in comparable store sales and a $9.8 million increase in new store sales, partially offset by a $6.8 million decrease in sales related to closed stores. Daily average comparable store sales increased 8.4% in the first nine months of fiscal 2025, comprised of a 5.4% increase in daily average transaction count and a 2.9% increase in daily average transaction size.

Gross profit during the first nine months of fiscal 2025 increased $29.4 million, or 10.9%, to $298.9 million. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased by 70 basis points to 30.0% during the first nine months of fiscal 2025, compared to 29.3% in the first nine months of fiscal 2024. The increase in gross margin was driven by higher product margin primarily attributed to effective promotions, and store occupancy cost leverage.

Store expenses during the first nine months of fiscal 2025 increased 6.4% to $218.0 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 21.9% during the first nine months of fiscal 2025, down from 22.3% in the first nine months of fiscal 2024. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the first nine months of fiscal 2025 increased 17.6% to $33.5 million, primarily driven by higher compensation expenses and technology expenses. Administrative expenses as a percentage of net sales were 3.4% during the first nine months of fiscal 2025, up from 3.1% in the first nine months of fiscal 2024.

Operating income for the first nine months of fiscal 2025 increased 33.2% to $46.5 million. Operating margin during the first nine months of fiscal 2025 was 4.7%, compared to 3.8% in the first nine months of fiscal 2024.

Net income for the first nine months of fiscal 2025 was $34.6 million, or $1.49 diluted earnings per share, compared to net income of $24.9 million, or $1.08 diluted earnings per share, for the first nine months of fiscal 2024.

Adjusted EBITDA for the first nine months of fiscal 2025 was $73.5 million, compared to $60.6 million in the first nine months of fiscal 2024.

Balance Sheet and Cash Flow

As of June 30, 2025, the Company had $13.2 million in cash and cash equivalents, and no outstanding borrowings on its $72.5 million revolving credit facility.

During the first nine months of fiscal 2025, the Company generated $39.7 million in cash from operations and invested $22.9 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.12 per common share. The dividend will be paid on September 17, 2025 to stockholders of record at the close of business on September 2, 2025.

Growth and Development

The Company ended the third quarter with 169 stores in 21 states. Since June 30, 2025, the Company has remodeled one store.

Outlook

The Company is raising its fiscal 2025 outlook for daily average comparable store sales growth and diluted earnings per share, and updating its outlook for the number of new stores and relocations/remodels, and capital expenditures. The Company is also introducing its new store growth expectations for fiscal 2026. The Company expects:

Fiscal 2025	Prior Outlook	Updated Outlook
Number of new stores	3 to 4	2
Number of relocations/remodels	2 to 4	3
Daily average comparable store sales growth	6.5% to 7.5%	7.25% to 7.75%
Diluted earnings per share	$1.78 to $1.86	$1.90 to $1.95

Capital expenditures (in millions)	$36 to $44	$30 to $33

Fiscal 2026	Outlook
Number of new stores	6 to 8

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q3 FY 2025 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The grocery products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial flavors, preservatives, or sweeteners (as defined in its standards), synthetic colors, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 169 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory, trade policy and other factors, and other risks detailed in the Company's Annual Report on Form 10-K and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Net sales	$328,705	309,082	994,695	918,924
Cost of goods sold and occupancy costs	230,426	218,751	695,844	649,476
Gross profit	98,279	90,331	298,851	269,448
Store expenses	71,719	67,575	218,000	204,791
Administrative expenses	10,949	9,545	33,486	28,474
Pre-opening expenses	24	364	877	1,272
Operating income	15,587	12,847	46,488	34,911
Interest expense, net	(694)	(1,052)	(2,367)	(3,123)
Income before income taxes	14,893	11,795	44,121	31,788
Provision for income taxes	(3,288)	(2,586)	(9,477)	(6,863)
Net income	$11,605	9,209	34,644	24,925

Net income per share of common stock:
Basic	$0.51	0.40	1.51	1.09
Diluted	$0.50	0.40	1.49	1.08
Weighted average number of shares of common stock outstanding:
Basic	22,951,339	22,789,057	22,930,084	22,766,516
Diluted	23,311,935	23,115,356	23,247,316	23,052,044

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2025	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$13,178	8,871
Accounts receivable, net	12,810	12,610
Merchandise inventory	124,626	120,672
Prepaid expenses and other current assets	6,362	4,905
Total current assets	156,976	147,058
Property and equipment, net	181,037	178,609
Other assets:
Operating lease assets, net	263,928	275,111
Finance lease assets, net	40,643	40,752
Other assets	4,218	458
Goodwill and other intangible assets, net	12,195	13,488
Total other assets	320,984	329,809
Total assets	$658,997	655,476

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$82,455	88,397
Accrued expenses	31,481	35,847
Operating lease obligations, current portion	36,428	35,926
Finance lease obligations, current portion	4,128	3,960
Total current liabilities	154,492	164,130
Long-term liabilities:
Operating lease obligations, net of current portion	250,724	263,404
Finance lease obligations, net of current portion	43,253	43,217
Deferred income tax liabilities, net	8,027	10,471
Total long-term liabilities	302,004	317,092
Total liabilities	456,496	481,222
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,954,109 and 22,888,540 shares issued and outstanding at June 30, 2025 and September 30, 2024, respectively	23	23
Additional paid-in capital	62,185	60,327
Retained earnings	140,293	113,904
Total stockholders’ equity	202,501	174,254
Total liabilities and stockholders’ equity	$658,997	655,476

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2025	2024
Operating activities:
Net income	$34,644	24,925
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,791	22,998
Loss on impairment of long-lived assets and store closing costs	81	390
(Gain) loss on disposal of property and equipment	(30)	10
Share-based compensation	3,100	1,900
Deferred income tax benefit	(2,444)	(2,519)
Non-cash interest expense	3	14
Other	3	(160)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(1,055)	1,318
Merchandise inventory	(3,954)	1,923
Prepaid expenses and other assets	(5,232)	(1,009)
Income tax receivable	—	252
Operating lease assets	25,221	25,005
(Decrease) increase in:
Operating lease liabilities	(25,565)	(25,386)
Accounts payable	(4,520)	2,023
Accrued expenses	(4,366)	(2,404)
Net cash provided by operating activities	39,677	49,280
Investing activities:
Acquisition of property and equipment	(23,124)	(31,016)
Acquisition of other intangibles	(167)	(839)
Proceeds from sale of property and equipment	44	3
Proceeds from property insurance settlements	305	44
Net cash used in investing activities	(22,942)	(31,808)
Financing activities:
Borrowings under revolving loans	486,200	455,300
Repayments under revolving loans	(486,200)	(438,700)
Repayments under term loan	—	(6,000)
Finance lease obligation payments	(2,931)	(2,653)
Dividends to shareholders	(8,255)	(29,585)
Payments of deferred financing costs	—	(18)
Payments on withholding tax for restricted stock unit vesting	(1,242)	(243)
Net cash used in financing activities	(12,428)	(21,899)
Net increase (decrease) in cash and cash equivalents	4,307	(4,427)
Cash and cash equivalents, beginning of period	8,871	18,342
Cash and cash equivalents, end of period	$13,178	13,915
Supplemental disclosures of cash flow information:
Cash paid for interest	$959	1,630
Cash paid for interest on finance lease obligations, net of capitalized interest of $164 and $302, respectively	1,441	1,422
Income taxes paid	11,644	8,264
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,157	2,578
Acquisition of other intangibles not yet paid	—	51
Lease assets obtained in exchange for new operating lease obligations	14,022	13,073
Lease assets obtained in exchange for new finance lease obligations	3,135	(45)

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation, amortization of software hosting arrangement (SaaS) implementation costs and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended June 30,		Nine months ended June 30,
	2025	2024	2025	2024
Net income	$11,605	9,209	34,644	24,925
Interest expense, net	694	1,052	2,367	3,123
Provision for income taxes	3,288	2,586	9,477	6,863
Depreciation and amortization	7,953	7,845	23,791	22,998
EBITDA	23,540	20,692	70,279	57,909
Impairment of long-lived assets and store closing costs	—	402	118	826
Share-based compensation	843	1,062	3,100	1,900
Amortization of SaaS implementation costs	2	—	3	—
Adjusted EBITDA	$24,385	22,156	73,500	60,635

EBITDA increased 13.8% to $23.5 million for the three months ended June 30, 2025 compared to $20.7 million for the three months ended June 30, 2024. EBITDA increased 21.4% to $70.3 million for the nine months ended June 30, 2025 compared to $57.9 million for the nine months ended June 30, 2024. EBITDA as a percentage of net sales was 7.2% and 6.7% for the three months ended June 30, 2025 and 2024, respectively. EBITDA as a percentage of net sales was 7.1% and 6.3% for the nine months ended June 30, 2025 and 2024, respectively.

Adjusted EBITDA increased 10.1% to $24.4 million for the three months ended June 30, 2025 compared to $22.2 million for the three months ended June 30, 2024. Adjusted EBITDA increased 21.2% to $73.5 million for the nine months ended June 30, 2025 compared to $60.6 million for the nine months ended June 30, 2024. Adjusted EBITDA as a percentage of net sales was 7.4% and 7.2% for the three months ended June 30, 2025 and 2024, respectively. Adjusted EBITDA as a percentage of net sales was 7.4% and 6.6% for the nine months ended June 30, 2025 and 2024, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment of long-lived assets, store closing costs and amortization of SaaS implementation costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.